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IMPORTANT
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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

SUNDAY COMMUNICATIONS LIMITED
(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0866)

Executive Directors:	Registered office:
Richard John Siemens (Co-Chairman)	Century Yard
Edward Wai Sun Cheng (Co-Chairman)	Cricket Square
William Bruce Hicks (Group Managing Director)	Hutchins Drive
Kuldeep Saran	P. O. Box 2681GT
Andrew Chun Keung Leung	George Town
Grand Cayman
Non-executive Directors:	British West Indies
Kenneth Michael Katz
Hongqing Zheng	Principal place of business:
13th Floor, Warwick House
Independent Non-executive Directors:	TaiKoo Place
John William Crawford	979 King's Road
Henry Michael Pearson Miles	Quarry Bay
Robert John Richard Owen	Hong Kong

28th April 2005

To the shareholders

Dear Sir/Madam,

RE-ELECTION OF RETIRING DIRECTORS,
GENERAL MANDATES TO REPURCHASE SHARES
AND ISSUE NEW SHARES
AMENDMENT TO THE ARTICLES OF ASSOCIATION
AND
NOTICE OF ANNUAL GENERAL MEETING

INTRODUCTION

The purpose of this circular is to provide you with information regarding the resolutions to be proposed at the forthcoming annual general meeting ("Annual General Meeting") of SUNDAY Communications Limited (the "Company") to be held on 25th May 2005 at 12:00 noon. These include (i) the ordinary resolutions proposing election of directors (the "Directors") who are due to retire at the Annual General Meeting, (ii) the ordinary resolutions granting the Directors general mandates to issue and repurchase shares of the Company, and (iii) the special resolution amending the Articles of Association of the Company.

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IMPORTANT
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PROPOSED ELECTION OF DIRECTORS

In accordance with Article 87 of the Company's Articles of Association, Messrs. Andrew Chun Keung Leung and Robert John Richard Owen shall retire by rotation at the Annual General Meeting and, being eligible, offer themselves for re-election. Details of the above Directors that are required to be disclosed by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") are set out in Appendix I of this circular.

GENERAL MANDATES

At the annual general meeting of the Company held on 25th May 2004, ordinary resolutions were passed giving general mandates to the Board of Directors to allot, issue and deal with unissued shares and to repurchase shares of the Company, subject to certain specified limits.

The Directors believe that re-granting of the general mandates is in the interests of the Company and its shareholders and accordingly, ordinary resolutions will be proposed at the Annual General Meeting to be held on 25th May 2005 to (i) grant a general mandate to the Directors to exercise the powers of the Company to allot, issue and deal with additional shares up to a maximum of 20 per cent. of the aggregate nominal share capital of the Company in issue at the date of passing of such resolution and (ii) grant a general mandate to the Directors to repurchase fully-paid up shares of the Company up to a maximum of 10 per cent. of the aggregate nominal share capital of the Company in issue at the date of passing of such resolution (the "Repurchase Mandate") and (iii) enable the Directors to issue, under the general mandate to issue additional shares referred to in item (i) above, an additional number of shares representing that number of shares repurchased under the Repurchase Mandate.

Shareholders should refer to the explanatory statement contained in the Appendix II of this circular, which sets out further information in relation to the Repurchase Mandate.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

The Stock Exchange of Hong Kong Limited (the "Stock Exchange") has recently amended the Listing Rules which include, among other things, replacement of the Code of Best Practice in Appendix 14 with a new Code on Corporate Governance Practices (the "Code") and addition of a new Appendix 23 on the requirements for a Corporate Governance Report to be included in the annual reports of listed issuers. Subject to certain transitional arrangements, the amendments took effect on 1st January 2005.

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IMPORTANT
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According to Article 87 of the Company's Articles of Association, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three(3), the number nearest to but not greater than one-third) shall retire and eligible for reelection. The chairman of the Board and/or the managing director of the Company shall not, whilst holding such office, be subject to retirement by rotation.

In light of the Code that recommends every director, including those appointed for a specific term, should be subject to retirement by rotation at least once every three years, the Directors propose to amend the Articles of Association that all Directors, including the chairman and the managing director, shall be subject to retirement and re-election at the annual general meeting.

ANNUAL GENERAL MEETING

Notice of the Annual General Meeting is set out in Appendix III of this circular. At the Annual General Meeting, ordinary and special resolutions will be proposed to approve, inter alia, re-election of retiring directors, the grant of the general mandates to repurchase shares and issue shares, and the amendment to the Articles of Association of the Company.

Pursuant to Article 66 of the Articles of Association of the Company, a resolution put to the vote of a general meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a) by the chairman of such meeting; or

(b) by at least three members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(c) by a member or members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy and representing not less than one-tenth of the total voting rights of all members having the right to vote at the meeting; or

(d) by a member or members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

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IMPORTANT
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PROXY

A form of proxy for use at the Annual General Meeting is enclosed with this circular. Whether or not they intend to attend the meeting, shareholders are requested to complete and return the form of proxy to the branch share registrar of the Company, Computershare Hong Kong Investor Services Limited, at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong as soon as possible and in any event not less than 48 hours before the time appointed for the holding of the Annual General Meeting. Completion and return of the form of proxy will not preclude shareholders from attending and voting in person at the Annual General Meeting should shareholders so desire.

RECOMMENDATION

The Directors consider that the ordinary resolutions and special resolution as set out in the Notice of Annual General Meeting are all in the best interests of the Company and its shareholders. Accordingly, the Directors recommend the shareholders to vote in favour of such resolutions to be proposed at the Annual General Meeting.

Yours faithfully,
On behalf of the Board
William Bruce Hicks
Group Managing Director

This Circular is available (in both English and Chinese) in electronic form on the Company's website at www.sunday.com. You may at any time choose to receive the Circular either in printed form or using electronic form.

If you have already chosen to rely on the version of the Circular posted on the Company's website and have difficulty in having access to the document, you will, promptly upon written request, be sent the Circular in printed form free of charge. Please send your request to the Company's branch share registrar, Computershare Hong Kong Investor Services Limited at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong.

APPENDIX I	DIRECTORS' INFORMATION

Mr. Andrew Chun Keung Leung, 48, Executive Director, has been a director of Mandarin Communications Limited since 1997. He graduated from the University of Hong Kong with an Honours Bachelors degree in Laws and a Post Graduate Certificate in Laws. Between 1980 and 1987, Mr. Leung practiced corporate finance law in Hong Kong and Sydney, Australia. Thereafter, until 1990, Mr. Leung served as a banker in the Asian investment banking divisions of two major international investment banks. Between 1990 and 1993, Mr. Leung initiated and structured a number of key infrastructure projects in Thailand's communications and mass transit sectors. From 1993 to 1997, he was the executive director of World-Wide (Holdings) Limited, a company specialising in direct investment activities for the Worldwide Investment Group, which was founded by Sir Y.K. Pao.

Mr. Leung is a director of a subsidiary of USI Holdings Limited ("USI"), a substantial shareholder of the Company, responsible for overseeing USI's communications and technology investments, including its interests in the Group. Apart from the foregoing, Mr. Leung does not have any relationship with any other Directors, senior management or substantial or controlling shareholders of the Company nor does he have any interest (within the meaning of Part XV of the Securities and Futures Ordinance) in the shares of the Company. Under the existing service contract between the Company and Mr. Leung, the total amount of emoluments is HK$1.5 million per annum, payable on a monthly basis. Such emolument was determined by the Company as a reasonable amount. Save as disclosed above, there is no other matter that needs to be brought to the attention of the shareholders.

Mr. Robert John Richard Owen, 65, independent Non-executive Director, has been with the Company since January 2000. From 1979 to 1987, Mr. Owen held various positions with Lloyds Bank, including chairman of Lloyds Merchant Bank and director of Investment Banking of the Lloyds Bank group. In 1988, Mr. Owen was recruited by the Hong Kong Government as advisor on securities markets to lead the implementation of extensive reforms to the regulation and operation of Hong Kong's securities and futures markets. From 1989 to 1992, he served as the first chairman of the Securities and Futures Commission. Since 1992, Mr. Owen has held a number of concurrent positions which include chairman of Crosby Capital Partners Ltd. (from 2001), director of Nomura International (Hong Kong) Limited (from 1994), member of the Regulatory Council of the Dubai International Financial Centre (since 2002), council member, Lloyds of London (1993-1996), chairman of Techpacific Capital Ltd. (from 1999 to early 2004), chairman of the International Securities Consultancy Ltd. (from 2000), director of Singapore Exchange Limited (from 2004) and director of Citibank (Hong Kong) Ltd. (from 2005), as well as director of various other companies and investment funds.

Save as a member of the audit committee of the Company, Mr. Owen does not hold any position with the Company or other members of the group of the Company. He does not have any relationship with any other Directors, senior management or substantial or controlling shareholders of the Company nor does he have any interest (within the meaning of Part XV of the Securities and Futures Ordinance) in the shares of the Company. Pursuant to the letter of appointment entered into between Mr. Owen and the Company, Mr. Owen is entitled to a director's fee at the rate of HK$200,000 per annum which is determined by the Board as a reasonable amount. Mr. Owen is not appointed for a specific term but shall be subject to retirement and re-election at the annual general meeting in accordance with the Company's Articles of Association. Save as disclosed above, there is no other matter that needs to be brought to the attention of the shareholders.

APPENDIX II	EXPLANATORY STATEMENT

The following is the Explanatory Statement required to be sent to shareholders under the Listing Rules relating to the repurchase of shares on the Stock Exchange by a company whose primary listing is on the Stock Exchange. This Explanatory Statement contains all the information reasonably necessary to enable shareholders of the Company to make an informed decision on whether to vote for or against the above ordinary resolutions. When used below, "Shares" means ordinary shares of HK$0.10 each in the capital of the Company which are issued and fully paid up.

(1) SHAREHOLDERS' APPROVAL

The Listing Rules provide that all share repurchases on the Stock Exchange by a company with its primary listing on the Stock Exchange must be approved in advance by an ordinary resolution of shareholders, either by way of general mandate or by specific approval in relation to specific transactions.

(2) SHARE CAPITAL

As at 22nd April 2005, being the latest practicable date prior to printing of this circular ("Latest Practicable Date"), the Company had in issue an aggregate of 2,990,000,000 Shares. An exercise in full of the mandate, on the basis that no further shares are issued or repurchased prior to the date of the Annual General Meeting, could accordingly result in up to 299,000,000 Shares, representing 10 per cent. of the issued share capital of the Company, being repurchased by the Company during the course of the period prior to the next Annual General Meeting.

(3) REASON FOR REPURCHASES

The Directors believe that it is in the best interests of the Company and its shareholders to have a general authority from shareholders to enable the Directors to repurchase Shares on the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net value of the Company and its assets and/or its earnings per Share and will only be made when the Directors believe that such repurchases will benefit the Company and its shareholders.

(4) SOURCE OF FUNDS

Any repurchases would be funded out of funds legally available for the purpose in accordance with the Memorandum and Articles of Association of the Company and the applicable laws of the Cayman Islands. The Company may not repurchase its own Shares on the Stock Exchange for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the Stock Exchange from time to time.

APPENDIX II	EXPLANATORY STATEMENT

(5) IMPACT ON THE WORKING CAPITAL OR GEARING POSITION OF THE COMPANY

There might be an adverse impact on the working capital or gearing position of the Company (as compared with the position disclosed in its most recent audited accounts for the year ended 31st December 2004) in the event that the Repurchase Mandate were exercised in full at any time during the proposed repurchase period. However, the Directors do not propose to exercise the Repurchase Mandate to such extent as would, in the circumstances, have a material adverse effect on the working capital requirements of the Company or the gearing levels which in the opinion of the Directors are from time to time appropriate for the Company.

(6) GENERAL INFORMATION

The Directors have undertaken to the Stock Exchange that, so far as the same may be applicable, they will exercise the power of the Company to repurchase shares in accordance with the Listing Rules and the applicable laws of the Cayman Islands.

If as a result of a share repurchase a shareholder's proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of the Hong Kong Code on Takeovers and Mergers (the "Takeovers Code"). In certain circumstances, a shareholder or a group of shareholders acting in concert could, as a result of such increase, obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rule 26 of the Takeovers Code.

As at the Latest Practicable Date, Distacom Communications Limited ("Distacom") was indirectly interested in 1,380,000,000 Shares which constituted approximately 46.2 per cent. of the issued share capital of the Company. Were the Repurchase Mandate to be exercised in full, which is considered to be unlikely in the current circumstances, Distacom would (assuming that there is no change in relevant facts and circumstances) hold approximately 51.3 per cent. of the issued share capital of the Company. To the best knowledge and belief of the Directors, such increase would give rise to an obligation to make a mandatory offer under the Takeovers Code. The Directors have no intention to repurchase the Shares to the extent that it will trigger the obligations under the Takeovers Code to make a mandatory offer.

Save as aforesaid, the Directors are not presently aware of any consequences which would arise under the Takeovers Code as a result of any repurchases pursuant to the Repurchase Mandate.

None of the Directors nor, to the best of their knowledge having made all reasonable enquiries, any of their associates presently intend to sell Shares to the Company in the event that the Repurchase Mandate is approved by shareholders of the Company.

APPENDIX II	EXPLANATORY STATEMENT

The Company has not been notified by any connected persons of the Company that they have a present intention to sell any Shares or that they have undertaken not to sell any Shares held by them to the Company in the event that the Repurchase Mandate is approved by shareholders of the Company.

(7) SHARE PRICES

The highest and lowest traded prices at which the Shares have traded on the Stock Exchange during each of the previous twelve months were as follows:

		Share Prices
Year	Month	Highest	Lowest
		HK$	HK$

2004	April	0.600	0.355
	May	0.550	0.365
	June	0.560	0.450
	July	0.540	0.475
	August	0.490	0.440
	September	0.510	0.450
	October	0.470	0.420
	November	0.485	0.425
	December	0.465	0.430

2005	January	0.550	0.395
	February	0.600	0.465
	March	0.590	0.440

(8) REPURCHASES OF SHARES MADE BY THE COMPANY

No repurchases of Shares have been made by the Company (whether on the Stock Exchange or otherwise) in the six months proceeding the Latest Practicable Date.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

SUNDAY COMMUNICATIONS LIMITED
(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0866)

NOTICE IS HEREBY GIVEN THAT the annual general meeting of SUNDAY Communications Limited (the "Company") will be held at 13th Floor, East Wing, Warwick House, TaiKoo Place, 979 Kong's Road, Hong Kong on Wednesday, 25th May 2005 at 12:00 noon for the following purposes:

As ordinary business:

  To receive and consider the audited Accounts and the Reports of the Directors and Auditors for the year ended 31st December 2004.

  To re-elect the retiring Directors and to authorise the Board of Directors to fix the remuneration of the Directors.

  To re-appoint auditors and to authorise the Board of Directors to fix their remuneration.

And as special business, to consider and, if thought fit, pass with or without amendments, the following resolutions as ordinary resolutions and special resolution respectively:

ORDINARY RESOLUTIONS

  "THAT:

(a) subject to paragraph (c) below, the exercise by the Directors of the Company during the Relevant Period (as hereinafter defined) of all the powers of the Company to allot, issue and deal with additional shares in the share capital of the Company and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and any securities which carry rights to subscribe for or are convertible into shares in the Company) which would or might require the exercise of such power be and is hereby generally and unconditionally approved;

(b) the approval in paragraph (a) above shall authorise the Directors of the Company during the Relevant Period to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and any securities which carry rights to subscribe for or are convertible into shares in the Company) which would or might require the exercise of such power after the expiry of the Relevant Period;

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(c) the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors of the Company pursuant to the approval in paragraph (a) above, otherwise than pursuant to (i) a Rights Issue (as hereinafter defined), or (ii) an issue of shares in the Company upon the exercise of rights of subscription or conversion under the terms of any of the warrants or securities of the Company, or (iii) an issue of shares under the Company's employee share option scheme or similar arrangement for the time being and from time to time adopted, or (iv) an issue of shares as scrip dividend pursuant to the Articles of Association of the Company, shall not exceed the aggregate of:

(i) 20% of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution; plus

(ii) (if the Directors are so authorised by a separate ordinary resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10% of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution); and the said approval shall be limited accordingly;

(d) for the purposes of this resolution:

"Relevant Period" means the period from the passing of this resolution until whichever is the earliest of:

(i) the conclusion of the next annual general meeting of the Company;

(ii) the revocation or variation of the authority given under this resolution by an ordinary resolution of the shareholders of the Company in general meeting; and

(iii) the expiration of the period within which the next annual general meeting of the Company is required by the Articles of Association of the Company or any applicable laws to be held; and

"Rights Issue" means an offer of shares of the Company open for a period fixed by the Company or by the Directors of the Company to the holders of shares whose names appear on the register of members of the Company on a fixed record date in proportion to their then holdings of such shares as at that date (subject to such exclusions or other arrangements as the Directors of the Company may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory applicable to the Company)."

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

5. "THAT:

(a) subject to paragraph (b) below, the exercise by the Directors of the Company during the Relevant Period (as hereinafter defined) of all the powers of the Company to repurchase its own shares on The Stock Exchange of Hong Kong Limited (the "Stock Exchange") or on any other stock exchange on which shares of the Company may be listed and which is recognised by the Securities and Futures Commission and the Stock Exchange for this purpose, subject to and in accordance with all applicable laws and the requirements of the Rules Governing the Listing of Securities on the Stock Exchange, be and is hereby generally and unconditionally approved;

(b) the aggregate nominal amount of shares of the Company which the Company is authorised to repurchase pursuant to the approval in paragraph (a) above during the Relevant Period shall not exceed 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing this resolution and the said approval shall be limited accordingly; and

(c) for the purposes of this resolution:

"Relevant Period" shall have the same meaning as those ascribed to it under paragraph (d) of the resolution no. 4 in the notice convening this meeting."

6. "THAT conditional upon the passing of the resolutions no. 4 and 5 set out in the notice convening this meeting, the general mandate granted to the Directors pursuant to paragraph (a) of the resolution no. 4 shall be extended by the addition thereto of an amount representing the aggregate nominal amount of the share capital of the Company repurchased by the Company under the authority granted in resolution no. 5, provided that such amount shall not exceed 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing this resolution."

SPECIAL RESOLUTION

7. "THAT the Articles of Association of the Company be and are hereby amended in the following manner :-

(i) By inserting the words "voting by way of a poll is required by the rules of the Designated Stock Exchange or" after the words "decided on a show of hands unless" in the third sentence of the existing Article 66.

(ii) By deleting the last sentence in the existing Article 86(3) and replacing therewith the following:

"Any Director so appointed by the Board to fill a casual vacancy shall hold office only until the next following general meeting of the Company and shall then be eligible for re-election. Any Director so appointed by the Board as an addition to the existing Board shall hold office only until the next following annual general meeting and shall then be eligible for re-election."

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(iii) By deleting the existing Article 87(1) in its entirety and replacing therewith the following new Article 87(1):

"87. (1) Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three(3), the number nearest to but not less than one-third) shall retire from office by rotation provided that every Director shall be subject to retirement by rotation at least once every three years. A Director retiring at a meeting shall continue to act as a Director throughout the meeting at which he retires.""

By Order of the Board
Raymond Wai Man Mak
Company Secretary

Hong Kong, 28th April 2005

Notes:

  A member entitled to attend and vote at the meeting convened by the above notice is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a member of the Company.

  In order to be valid, the completed form of proxy, together with a power of attorney or other authority, if any, under which it is signed, or a notarially certified copy thereof, must be deposited at the Company's branch share registrar, Computershare Hong Kong Investor Services Limited, not less than 48 hours before the time appointed for holding the meeting or any adjourned meeting (as the case may be). The completion and depositing of the form of proxy will not preclude the member from attending the meeting and voting in person, if he/she so wishes. In the event that a member attends the meeting, his/her form of proxy will be deemed to have been revoked.

  With regard to resolution no. 4, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company other than shares to be issued upon exercise the subscription rights pursuant to the employee share option scheme of the Company. The present general mandate given by the members pursuant to the provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

  With regard to resolution no. 5, the general mandate given by members pursuant to the provisions of the Listing Rules and the Hong Kong Code on Share Repurchases expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought. An explanatory statement (as required by the Listing Rules) is set out in the Appendix of the document containing this notice.

  The Articles of Association of the Company are written in English. There is no official Chinese translation in respect thereof. Therefore, the Chinese version of resolution no. 7 above on amendments of the Articles of Association is purely a translation only. Should there be any discrepancies, the English version will prevail.